Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
	Contact:	Lynda L. Glass
EVP/Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION REPORTS

2020 FIRST QUARTER FINANCIAL RESULTS

2020 First Quarter Highlights

•	As publicly announced on January 13, 2020, ACNB Corporation acquired Frederick County Bancorp, Inc. and its wholly-owned subsidiary, Frederick County Bank, headquartered in Frederick, MD, effective January 11, 2020, with systems conversions completed in March 2020. This transaction added $444,241,000 in assets, $374,058,000 in deposits, and $329,917,000 in loans to ACNB Corporation’s balance sheet.

•	Net loss for the three months and quarter ended March 31, 2020, totaled $1,223,000, with basic loss per share of $0.14, primarily due to one-time merger-related expenses of $5,965,000 and a higher provision for loan losses of $4,000,000 as a result of a large unanticipated charge-off of one loan relationship and the potential economic impact of the Coronavirus Disease 2019 (COVID-19) pandemic. Without the nonrecurring expenses related to the acquisition of Frederick County Bancorp, Inc., as well as the corresponding tax impact at the marginal tax rate, net income (non-GAAP) would have been $3,350,000, or $0.40 basic earnings per share, for the quarter ended March 31, 2020.

•	Net interest income for the three months and quarter ended March 31, 2020, totaled $17,455,000.

•	Total loans outstanding were $1,606,039,000 at March 31, 2020.

•	Total deposits were $1,811,357,000 at March 31, 2020.

•	Quarterly cash dividends paid to ACNB Corporation shareholders in the first quarter of 2020 totaled $2,167,000, or $0.25 per share which is a 9% increase over the first quarter of 2019. It was recently

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Press Release/2020 First Quarter Financial Results

April 29, 2020

announced the cash dividend declared for the second quarter of 2020 is consistent at $0.25 per share, payable on June 15, 2020, to shareholders of record on June 1, 2020.

•	ACNB Corporation responded to the impact of the COVID-19 pandemic with a focused and responsive plan to meet the needs of the Corporation’s customers and communities, as well as to maintain a high level of operational performance while protecting valued staff members.

GETTYSBURG, PA, April 29, 2020 --- ACNB Corporation (NASDAQ: ACNB), financial holding company for ACNB Bank and Russell Insurance Group, Inc., announced financial results for the three months and quarter ended March 31, 2020. These financial results include the nonrecurring expense associated with the acquisition of Frederick County Bancorp, Inc. (FCBI) and its wholly-owned subsidiary, Frederick County Bank, headquartered in Frederick, MD, and the enhancement of loan loss reserves due to a large unanticipated charge-off of one loan relationship and the potential economic impact of the COVID-19 pandemic. As a result, the Corporation reported a net loss of $1,223,000 or $0.14 per share for the quarter ended March 31, 2020, compared to net income of $5,864,000 or $0.83 per share for the quarter ended March 31, 2019.

Excluding the nonrecurring acquisition and integration expenses incurred in conjunction with the acquisition of FCBI and Frederick County Bank in the amount of $5,965,000, as well as the corresponding tax impact at the marginal tax rate, net income (non-GAAP) for the quarter ended March 31, 2020, would have been $3,350,000 or $0.40 earnings per share.

“ACNB Corporation saw an exciting start to 2020. Our strategic plan of combining sustained organic growth with inorganic growth came to fruition with our acquisition of Frederick County Bancorp, Inc. and its wholly-owned subsidiary, Frederick County Bank. While first quarter earnings were adversely impacted with the expected and nonrecurring costs associated with this acquisition, we are pleased with our underlying core operating results. It is our belief that the addition of the community banking network of five locations in Frederick, Maryland, branded as FCB Bank, a division of ACNB Bank, will further enhance long-term shareholder value due to both geographic and customer network expansion and future

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financial benefits as a result of our combined more efficient institution,” said James P. Helt, President & CEO of ACNB Corporation.

“The first quarter of 2020 also saw a dramatic impact on our company due to the COVID-19 pandemic and its effects on how we conduct our daily business. While we cannot accurately project the full impact of this health crisis, we have taken prudent steps to address the needs and safety of our customers, employees and shareholders. Several initiatives were implemented in response to the COVID-19 crisis to assist customers, employees and our communities during this unprecedented time of challenges and hardship for many. To help protect our company from potential future financial impacts, we have also initiated numerous risk mitigation efforts such as loan modification programs, customer outreach efforts, participation in the Small Business Administration’s Paycheck Protection Program, and fortification of the allowance for loan losses.”

Mr. Helt continued, “As 2020 continues to unfold, we remain positive that this current crisis will pass. ACNB Corporation’s banking subsidiary, ACNB Bank, remains a well-capitalized financial institution. We are solidly positioned to leverage our new acquisition for future growth and to further enhance long-term ACNB Corporation shareholder value.”

Revenues

Total revenues, defined as net interest income plus noninterest income, for the first quarter of 2020 were $21,621,000, or a 16.2% increase over total revenues of $18,605,000 for the first quarter of 2019.

Loans

Total loans outstanding were $1,606,039,000 at March 31, 2020. Loans outstanding increased by $333,438,000, or 26.2%, since December 31, 2019, and increased by $304,704,000, or 23.4%, from March 31, 2019 to March 31, 2020, including $329,917,000 of loans acquired through FCBI. The loan growth is attributable to the FCBI acquisition, net of selling most new residential mortgages and early payoffs of other loans. Year over year, organic loan growth is primarily in the commercial loan portfolio

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Press Release/2020 First Quarter Financial Results

April 29, 2020

with a focus on asset quality and disciplined underwriting standards despite the intense competition in the Corporation’s market areas. As a result of a large unanticipated charge-off of one loan relationship and increased risk from COVID-19, combined with normal and anticipated credit losses in the portfolio, the provision for loan losses for the first quarter of 2020 was $4,000,000.

Deposits

Total deposits were $1,811,357,000 at March 31, 2020. Deposits increased by $399,097,000, or 28.3%, since December 31, 2019, and $444,299,000, or 32.5%, from March 31, 2019 to March 31, 2020, including $374,058,000 of deposits acquired through FCBI. Year over year, organic deposit growth is a function of pricing and the level of deposits held by existing and new customers, especially in the segment of municipal depositors.

Net Interest Income and Margin

Net interest income rose by $2,790,000 to $17,455,000 for the first quarter of 2020, which is an increase of 19.0% compared to the first quarter of 2019. The net interest margin for the first quarter of 2020 was 3.67%, compared to 3.93% for the same period of 2019. Net interest income was positively impacted by the growth in interest income exceeding the increase in interest expense during these comparable periods.

Noninterest Income

Noninterest income for the first quarter of 2020 was $4,166,000, an increase of $226,000, or 5.7%, compared to the first quarter of 2019. The increase includes both revenue from fiduciary, investment management and brokerage activities and commissions from insurance sales, which grew 12.8% and 9.1%, respectively, from the first quarter of 2019 to the first quarter of 2020.

Noninterest Expense

Noninterest expense for the first quarter of 2020 was $19,457,000, an increase of $8,196,000, or 72.8%, from the same period in 2019. Nonrecurring acquisition and integration expenses related to the acquisition of FCBI were $5,965,000 for the first quarter of 2020. Salaries and employee benefits expense

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increased by $1,536,000 from the first quarter of 2019 to the first quarter of 2020, which is primarily attributable to higher staffing levels from the FCBI acquisition and additional staff hired to support revenue generation across all business lines.

Dividends

Quarterly cash dividends paid to ACNB Corporation shareholders in the first quarter of 2020 totaled $2,167,000, or $0.25 per share. In the first quarter of 2019, ACNB Corporation paid $0.23 per share for total dividends paid to shareholders in the amount of $1,621,000. The increase in total dividends paid from first quarter 2019 to first quarter 2020 is also a result of the addition of new shareholders from the FCBI acquisition in January 2020.

COVID-19 Pandemic

To reinforce the commitment to community, ACNB Corporation is launching an initiative---ACNB Helping Hands---to help feed persons in need in its four regions through its banking subsidiary, ACNB Bank, and its insurance agency subsidiary, Russell Insurance Group, Inc. This program, to be funded by both the Bank and employees, is designed to provide thousands of meals prepared by restaurants that are ACNB Bank customers and then distributed through local community organizations across the southcentral Pennsylvania and northern Maryland footprint.

As previously reported, ACNB Corporation implemented numerous initiatives to support and protect employees and customers at the outset of the COVID-19 pandemic. Most significantly, the following steps were taken at ACNB Bank to mitigate the spread of COVID-19 and to assist customers in the local communities served in Pennsylvania and Maryland:

•	All community banking offices were limited to drive-up services for in-person banking transactions, with lobby access available via appointment in the case of critical needs for services such as safe deposit box access.

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•	Additional staff members were allocated to assist customers over the telephone and to handle new customer enrollments in Online Banking, Mobile Banking, and Bill Pay.

•	Limits on Mobile Banking deposits were raised temporarily so that customers have the ability to deposit checks in higher dollar amounts and number.

•	All ACNB Bank fees for customers using an ATM, regardless of location, are waived until further notice.

•	Early withdrawal penalties on CDs open more than seven days are waived until further notice.

•	To assist customers in managing deposit accounts, fees for account transfers conducted via the Customer Contact Center are waived and there is potential fee relief for overdraft services until further notice.

•	For personal loan customers experiencing financial hardship, processes are in place to assist in loan payment deferrals and other accommodations.

•	For business loan customers, processes are in place to assist in loan payment deferrals and other accommodations.

•	For business customers, there is potential fee relief for the Bank’s deposit and lending solutions, as well as potential maintenance fee waiver for Remote Deposit Capture services until further notice.

•	Operations are being conducted in compliance with current guidelines regarding social distancing, face coverings, sanitation, and personal hygiene.

•	Staff members are working remotely when able to do so to complete their primary responsibilities.

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Beginning May 1, 2020, ACNB Bank will extend free pharmacy, vision and hearing benefits, as well as identity theft protection, to all customers with personal checking accounts until December 31, 2020. Additional information about ACNB Bank’s COVID-19 initiatives and communications are available at acnb.com.

While the public health threat associated with COVID-19 continues, ACNB Corporation took action previously to change the location to a virtual meeting format only for the 2020 Annual Meeting of Shareholders to be held on May 5, 2020. The Corporation has also begun planning for the anticipated lifting of the stay-at-home orders in its regions of operation in Pennsylvania and Maryland. Preparations are underway for the management of social distancing and other protections in its community banking offices and other facilities.

Paycheck Protection Program

ACNB Corporation’s banking subsidiary, ACNB Bank, is an active participant in the Small Business Administration’s Paycheck Protection Program, as authorized initially by the Coronavirus Aid, Relief, and Economic Security (CARES) Act. With the first round of funding through April 16, 2020, ACNB Bank closed and funded 822 loans totaling nearly $118.5 million, resulting in approximately $4.5 million in fee income to be recognized in upcoming quarters.

About ACNB Corporation

ACNB Corporation, headquartered in Gettysburg, PA, is the $2.2 billion financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 21 community banking offices, located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York, as well as loan offices in Lancaster and York, PA, and Hunt Valley, MD. As divisions of ACNB Bank operating in Maryland, FCB Bank and NWSB Bank serve the local marketplace with a network of five and seven

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community banking offices located in Frederick County and Carroll County, MD, respectively. Russell Insurance Group, Inc., the Corporation’s insurance subsidiary, is a full-service agency with licenses in 44 states. The agency offers a broad range of property, casualty, health, life and disability insurance serving personal and commercial clients through office locations in Westminster, Germantown and Jarrettsville, MD, and Gettysburg, PA. For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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Non-GAAP Financial Measures

ACNB Corporation uses non-GAAP financial measures to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to measure their performance and trends.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In the event of such a disclosure or release, the Securities and Exchange Commission’s (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not organic costs attendant to operations and facilities. These charges principally represent expenses to satisfy contractual obligations of the acquired entity, without any useful benefit to us, to convert and consolidate the entity’s records, systems and data onto our platforms, and professional fees related to the transaction. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event. In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to

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differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Tax Cuts and Jobs Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic conditions particularly with regard to the negative impact of severe and wide-ranging disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; the effect of general economic conditions and more specifically in the Corporation’s market areas; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the SEC.

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ACNB CORPORATION

Financial Highlights

Unaudited Consolidated Condensed Statements of Income

Dollars in thousands, except per share data

	Three Months Ended March 31,
	2020	2019
INCOME STATEMENT DATA
Interest income	$20,909	$16,885
Interest expense	3,454	2,220
Net interest income	17,455	14,665
Provision for loan losses	4,000	150
Net interest income after provision for loan losses	13,455	14,515
Noninterest income	4,166	3,940
Merger-related expenses	5,965	---
Noninterest expense	13,492	11,261
(Loss) Income before income taxes	(1,836)	7,194
(Benefit) Provision for income taxes	(613)	1,330
Net (loss) income	$(1,223)	$5,864
Basic (loss) earnings per share	$(0.14)	$0.83

NON-GAAP MEASURES
INCOME STATEMENT DATA
Net (loss) income	$(1,223)	$5,864
Merger-related expenses, net of income taxes	4,573	---
Adjusted net income (non-GAAP)*	$3,350	$5,864
Adjusted basic earnings per share (non-GAAP)*	$0.40	$0.83

* See Non-GAAP Financial Measures above.

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Unaudited Selected Financial Data

Dollars in thousands, except per share data

	March 31, 2020	March 31, 2019	December 31, 2019
BALANCE SHEET DATA
Assets	$2,180,065	$1,671,159	$1,720,253
Securities	$273,026	$188,894	$212,177
Loans, total	$1,606,039	$1,301,335	$1,272,601
Allowance for loan losses	$15,852	$14,020	$13,835
Deposits	$1,811,357	$1,367,058	$1,412,260
Borrowings	$97,827	$112,166	$99,731
Stockholders’ equity	$246,994	$173,793	$189,516
COMMON SHARE DATA
Basic (loss) earnings per share	$(0.14)	$0.83	$3.36
Cash dividends paid per share	$0.25	$0.23	$0.98
Book value per share	$28.49	$24.65	$26.77
Number of common shares outstanding	8,669,906	7,049,682	7,079,359
SELECTED RATIOS
Return on average assets	(0.23)%	1.45%	1.40%
Return on average equity	(2.04)%	13.99%	13.33%
Non-performing loans to total loans	0.49%	0.48%	0.40%
Net charge-offs to average loans outstanding	0.13%	0.01%	0.06%
Allowance for loan losses to total loans	0.99%	1.08%	1.09%
Allowance for loan losses to non-performing loans	201.60%	225.98%	269.27%